CONTACTS:
Investors: Kathy Donovan	Media: Martha O'Gorman
Liberty Tax, Inc.	Liberty Tax, Inc.
Vice President, Chief Financial Officer	Chief Marketing Officer
(757) 493-8855	(757) 301-8022
investorrelations@libtax.com	martha@libtax.com

Liberty Tax Service Reports Volume of U.S. Customers Served Through February 13;
Will Report Third Quarter Fiscal 2015 Results on March 5

Virginia Beach, VA (February 23, 2015) – Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, announced today that through February 13, the Company and its franchisees served approximately 0.1% fewer customers in its offices than for the same period in the 2014 tax season. Liberty Tax Service offices have prepared approximately 909,000 U.S. tax returns during the 2015 tax season through February 13, a decrease of 0.1% versus the same period in the 2014 tax season. The company reported an increase in permanent store locations of 101 stores and a decline in seasonal offices of 224. The Company has also processed approximately 63,000 returns online. Additionally, U.S. systemwide revenue increased 7% through February 13 versus the same period in the 2014 tax season.

“We are disappointed with our results so far this year.” said John Hewitt, CEO. “We continue to believe that the Affordable Care Act and Immigration Reform will provide tailwinds for the industry for the next several years, however, we have seen minimal impact so far this season. We believe we will see more impact in the second half of the season as more ACA filers come in to have their returns prepared.”

Third Quarter Conference Call
At 8:30 a.m. Eastern time on Thursday, March 5, 2015, the Company will host a conference call for analysts, institutional investors and stockholders. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S. 855-611-0856
International 518-444-5569
Conference ID Code: 91108801

The call will also be webcast in a listen-only format. The link to the webcast can be accessed on the Company's investor relations website at www.libertytax.com.

A telephonic replay of the call will be available beginning shortly after the call and continue until Thursday, March 12, 2015, by dialing 855-859-2056 (domestic) or 404-537-3406 (international). The conference ID

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code is 91108801. A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

U.S. Tax Season 2015 Results Through February 13, 2015

U.S. Tax Returns Processed[1] ('000s)	CYTD 2/13/15	CYTD 2/14/14	Percent Change
Offices	909	910	-0.1%
Online	63	73	-13.7%
Total Tax Returns Processed	972	983	-1.2%

U.S. Offices[2]			Change
Permanent	3,764	3,663	101
Seasonal	262	486	(224)
Processing Centers	43	26	17
Total U.S. Offices	4,069	4,175	(106)

[1] Return counts are rounded to nearest thousands
2 We measure our number of offices per fiscal year based on franchised and company-owned offices open at any point during the tax season.

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 18 million individual income tax returns in more than 4,400 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 35,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth. These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to attract and retain clients; the effect of health care reform on tax preparation-related revenue; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information

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concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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